UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

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VILLAGEEDOCS, INC.

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INFORMATION STATEMENT

VILLAGEEDOCS, INC.

1401 N. Tustin Ave., Suite 230

Santa Ana, California  92705

This information statement is circulated to advise the stockholders of actions to be taken without a meeting upon the written consent of the holders of a majority of the outstanding shares of the Voting Capital Stock of the Company. Management is not soliciting proxies because a sufficient number of shares have provided written consent to the actions.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED

NOT TO SEND US A PROXY.

A VOTE OF THE SHAREHOLDERS IS NOT NECESSARY.

The matter upon which action is being taken is the election of four directors to serve until the 2009 annual meeting of stockholders and until their successors are elected and qualified.

The shareholders holding shares representing 51.5% of the votes entitled to be cast at a meeting of the Company's shareholders consented in writing to the proposed actions. The approval by the shareholders will not become effective until 20 days from the date of the mailing of this Information Statement to the Company's shareholders.

If the proposed actions had not been adopted by written majority shareholder consent, it would have been necessary for these actions to be considered by the Company's Shareholders at a Special Shareholder's Meeting convened for the specific purpose of approving the actions.

The elimination of the need for a special or annual meeting of the shareholders to approve the actions is authorized by Section 228(a) of the Delaware General Corporation Law, (the “DGCL”), which provides that the written consent of the stockholders holding at least a majority of the voting power may be substituted for such a special or annual meeting. In order to eliminate the costs and management time involved in holding a special or annual meeting, the Board of Directors voted to utilize the written consent of stockholders holding a majority of the voting power of the Company. Our Board of Directors does not intend to solicit any proxies or consents in connection with the foregoing actions. Accordingly, the Actions will not be submitted to our other shareholders for a vote and this Information Statement is being furnished to shareholders solely to provide them with certain Information concerning the Actions in accordance with the requirements of Delaware law and the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder, including Regulation 14C.

The date on which this Information Statement was first sent to the shareholders is on or about December 29, 2008. The record date established by the Company for purposes of determining the number of outstanding shares of voting capital stock of the Company was December 26, 2008, (the “Record Date“).

Outstanding Voting Stock of the Company

As of the Record Date, there were 180,270,913 shares of Common Stock, and 33,500,000 shares of Series A Convertible Preferred Stock, issued and outstanding. Preferred Stock has no voting rights. Accordingly, the Common Stock constitutes the sole outstanding class of voting securities of the Company. Each share of Common Stock entitles the holder to one (1) vote on all matters submitted to the shareholders.

Dissenter’s Rights of Appraisal

The Company is distributing this Information Statement to its stockholders in full satisfaction of any notice requirements it may have under the Securities and Exchange Act of 1934, as amended, and the DGCL. No dissenters' rights under the DGCL are afforded to the company's stockholders as a result of the adoption of these resolutions.

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of shares of the Company’s common stock owned as of November 30, 2008 beneficially by (i) each person who beneficially owns more than 5% of the outstanding common stock, (ii) each director of the Company, (iii) the President and Chief Executive Officer of the Company, the executive officers and significant employees of the Company whose cash and non-cash compensation for services rendered to the Company for the year ended December 31, 2007 exceeded $100,000), and (iv) directors, executive officers, and significant employees as a group:

Name of Beneficial	Amount and Nature of	Percent
Owner (1)	Beneficial Ownership (2)	of Class (3) (4) (13)

James Townsend (5)	11,147,720	5.5

C. Alan Williams (6)	64,923,371	32.1

K. Mason Conner (7)	10,209,438	5.0

J. Thomas Zender (8)	2,014,499	1.0

H. Jay Hill (9)	8,631,999	4.3

Ricardo A. Salas (10)	620,000	*

Michael Richard (11)	2,504,167	1.2

GoSolutions Equity LLC (12)	26,786,840	13.2

Vojin Hadzi-Pavlovic	22,000,000	10.9

All directors, executive officers, and significant employees as a group (5 persons)	23,980,103	11.9

*  Less than 1%

(1)  The address of each individual is in care of the Company.

(2)  Represents sole voting and investment power unless otherwise indicated.

(3)  Based on 180,270,913 shares of the Company’s common stock outstanding at November 30, 2008, plus, as to each person listed, that portion of the Company’s common stock subject to outstanding options, warrants, and convertible debt which may be exercised or converted by such person, and as to all directors and executive officers as a group, unissued shares of the Company’s common stock as to which the members of such group have the right to acquire beneficial ownership upon the exercise of stock options or warrants, or conversion of convertible debt within 60 days of November 30, 2008.

(4)  Excludes 29,108,873 shares reserved for issuance under outstanding options and warrants.

(5)  Includes options to acquire 65,674 shares of common stock at $2.50 per share.

(6)  Includes $177,828 of debt and accrued interest convertible to 1,270,200 shares of common stock at $0.14 per share and warrants to acquire 3,000,000 shares at $0.10 per share.

(7)  Includes options to acquire 100,000 shares of common stock at $0.25 per share, options to acquire 65,674 shares at $2.50 per share, options to acquire 1,719,658 shares at $0.19 per share, options to acquire 3,500,000 shares at $0.15 per share, options to acquire 2,000,000 shares at $0.16 per share, options to acquire 500,000 shares at $0.02 per share, and warrants to acquire 200,000 shares at $0.15 per share.

(8)  Includes options to acquire 890,000 shares of common stock at $0.02 per share, options to acquire 66,261 shares at $2.50 per share, options to acquire 918,825 shares at $0.19 per share, and options to acquire 400,000 shares at $0.15 per share.

(9)  Includes options to acquire 65,674 shares at $2.50 per share, options to acquire 686,325 shares at $0.19 per share, options to acquire 1,500,000 shares at $0.18 per share, options to acquire 1,000,000 shares at $0.10 per share, options to acquire 500,000 shares at $0.15 per share, options to acquire 2,000,000 shares at $0.16 per share, options to acquire 200,000 shares at $0.02 per share, and warrants to acquire 350,000 shares at $0.15 per share.

(10)  Includes options to acquire 600,000 shares of common stock at $0.18 per share.

(11)  Includes options to purchase 150,000 shares of common stock at $2.50 per share, options to purchase 387,500 shares of common stock at $0.19 per share, options to purchase 650,000 shares of common stock at $0.15 per share, and options to purchase 250,000 shares at $0.16 per share.

(12)  The members of GoSolutions Equity LLC are Daniel M. Doyle, Sr., H. Scott Seltzer, Larry C. Morgan, Shaun C. Pope, Tom C. Lokey, and William Thompson Thorn, III.

(13)  Excludes up to 33,500,000 shares of our common stock underlying conversion of our Convertible Series A Preferred Stock issued to Barron Partners, LP (“Barron”). We have entered into an agreement with Barron which provides that Barron will not acquire any additional shares of our common stock in the open market or convert our Convertible Series A Preferred Stock into our common stock or exercise warrants if the effect of such a purchase, exercise or conversion would be to increase Barron’s equity ownership position above 4.99%. Accordingly, because it is not anticipated that Barron will acquire beneficial ownership within the next 60 days or shares of our common stock above 4.99% of our outstanding number of shares of common stock, such securities are excluded from the above table.

PROPOSAL #1

ELECTION OF DIRECTORS

Our directors are elected annually by the stockholders to serve until the next annual meeting of stockholders and until their respective successors are duly elected. Our current bylaws provide that the number of directors comprising the whole board shall be not less than three (3) or more than nine (9). Our board of directors has recommended that the four incumbent directors named below be re-elected. If any nominee becomes unavailable for any reason, a situation which is not anticipated, a substitute nominee may be proposed by the board.

Shareholders holding shares representing 51.5% of the votes entitled to be cast at a meeting of the Company’s shareholders consented in writing to the election of the directors named below. The approval by the shareholders will not become effective until 20 days from the date of the mailing of this Information Statement to the Company’s shareholders.

The following sets forth certain information concerning the nominees for director:

J. THOMAS ZENDER has been a director since 1997 and has been Chairman of the Board since January 2001. He currently serves on our Audit Committee and our Compensation Committee. Mr. Zender is an information technology industry board member and executive with over 35 years management and business development experience. He has held management positions at General Electric, Honeywell, ITT and other companies. Mr. Zender has been an officer in three publicly held corporations, one NYSE listed company and two NASDAQ traded companies. From 1996 through 2001, he served as an interim executive for several early stage companies, including CEO of VillageEDOCS from 1997 to 1999. From 2001 to 2007 Mr. Zender served as president and CEO of Unity, a worldwide not-for-profit, trans-denominational spiritual support movement. He is a member of the Forum for Corporate Directs, and has served on their board. Mr. Zender served on the board of Peerless Systems, a NASDAQ traded company, from 2007 to 2008, and on the board of SAMSys Technologies, a Toronto Stock Exchange traded corporation, from 1996 to 2006. He holds a Business Administration degree from Ottawa University, with focus areas of management, marketing, and information technology.

K. MASON CONNER has been our Chief Executive Officer since 1999 and has served as our President since January 1, 2007. Mr. Conner joined the Company as Vice-President of Sales in 1997 and has been a Board Member since 1998, Acting Vice-President of Sales between 1998 and 2002, and President between 1998 and March 2006, and Mr. Conner is also a Director of GoSolutions, MVI, and TBS. He has 27 years in sales and business management experience, including 23 years of direct and channel sales experience in the voice and data communications products and services industry. In the early 1980’s he was involved in the application of Internet Protocol technologies. In the late 1980s and early 1990s he was a principal strategist for an international initiative to transform K-12 education through the use of the Internet. He was a principal consultant with LTS for the electronic vulnerability threat assessment of the Los Angeles Airport Department after the “UnaBomber“ threat. He has held sales management positions with Banyan Systems, Doelz Networks, and Timeplex. During the five years prior to joining the Company, Mr. Conner was Director of Sales at Telecom Multimedia Systems from 1996 to 1997, Vice President of Sales at Lo Tiro-Sapere from 1995 to 1996, and Vice President of Sales at Digital Network Architectures from 1991 to 1995.

H. JAY HILL has been a director since 1997 and became the Executive Vice President of Corporate Development in May 2003. Mr. Hill is also a Vice President of Tailored Business Systems, Inc. and GoSolutions, Inc. For the last 20 years, he has primarily been a senior executive in turnaround situations in information technology and telecommunication companies. From November 2000 to May 2003, Mr. Hill was CEO, President and a Director of LightPort Advisors, Inc, a private Internet service provider for the financial services market. He has held similar positions with Unitron Medical Communications, Inc. (d/b/a Moon Communications) (1999-2000) and Amnet Corporation (Netlink) (1989-1994), and has held senior sales and marketing management positions with SunCoast Environmental Controls (1996-1999), Technology Research Corporation (1994-1996), Harris Corporation, Doelz Networks, Paradyne/AT&T, and Inforex. His primary background in sales and marketing commenced with Philadelphia Electric Company and IBM. Mr. Hill currently serves on our Audit Committee and our Compensation Committee.

RICARDO A. SALAS joined the board of directors in the second quarter of 2005. Since 2005, Mr. Salas has served Liquidmetal Technologies in various capacities, including as its President and Chief Executive Officer between December 2005 and October 2006. From January 2000 through June 2005, Mr. Salas served as Chief Executive Officer of iLIANT Corporation, an information technology and outsourcing service firm in the health care industry, and he continues to serve as Director of MED3000 Group, inc. following its acquisition of iLIANT Corporation in May of 2006. Mr. Salas was a founder of Medical Manager Corporation and served as a Vice President between June 1999 and January 2000. In April 1994, he founded National Medical Systems, Inc. and served as its Vice President through its merger into Medical Manager Corporation at the time of its initial public offering in February 1997. From 1987 through 2004, he was Vice President of J. Holdsworth Capital Ltd., a private investment firm. As an officer of J. Holdsworth Capital Ltd., Mr. Salas held positions in various investments Mr. Salas received his B.A. in Economics in 1986 from Harvard University in Cambridge, Massachusetts. Mr. Salas currently serves on our Audit Committee and our Compensation Committee.

GOSOLUTIONS BOARD DESIGNEE

In connection with our acquisition of GoSolutions, Inc. in May 2006, we agreed that certain former GoSolutions shareholders could identify to VillageEDOCS, Inc. an individual, acceptable to us, to serve as a Director of VillageEDOCS, Inc. As of the date of this information statement, GoSolutions has not identified anyone for consideration by the Company.

BOARD OF DIRECTOR COMPENSATION

The following table presents information regarding compensation paid to our non-employee directors for our fiscal year ended December 31, 2007.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Jerry T. Kendall	—	—	$41,625

Ricardo A. Salas	—	—	$36,000	—	—	—	—

J. Thomas Zender	—	—	$75,803	—	—	—	—

Assumptions relating to the estimated fair value of stock options granted to Messrs. Kendall, Salas, and Zender during 2007, which we are accounting for in accordance with SFAS 123(R), are as follows: risk-free interest rate of 3.5%; expected dividend yield 0%; expected option life of 6.0 years; and volatility of 121%. Mr. Kendall ceased to be a director effective December 31, 2007.

NARRATIVE DISCLOSURE TO DIRECTOR COMPENSATION TABLE

Members of our board of directors received no cash compensation during 2007 or 2008 for services as a director or for attendance at or participation in meetings. Directors received options to purchase common stock as compensation for services as a director. Directors are reimbursed for out-of-pocket expenses incurred by them in connection with attending meetings. As of December 31, 2007, all directors had options to purchase shares of the Company’s common stock as set forth in the table in this report. During 2008, we issued options to purchase an aggregate of 1,490,000 shares of our common stock to our non-employee directors in consideration for their services. It is our policy that our employee-directors do not receive cash compensation for their service as members of our Board of Directors. Non-employee directors have historically been eligible for participation in certain of our equity incentive plans. Beginning in January 2009, non-employee directors will receive annual retainer fees, which will be paid in cash in quarterly installments. Each non-employee director will receive a retainer of $30,000 for his participation as a director. The Company has no other arrangements regarding compensation for services as a director.

COMMITTEES OF THE BOARD AND AUDIT COMMITTEE FINANCIAL EXPERT

The Board of Directors has an Audit Committee and a Compensation Committee.

AUDIT COMMITTEE. The Audit Committee of the Board of Directors (the “Audit Committee“) monitors the integrity of the Company’s financial statements, the independence and qualifications of the independent registered public accounting firm, the performance of the Company's independent registered public accounting firm and the effectiveness of the Company's disclosure controls and procedures and internal controls. It is also responsible for retaining, evaluating, and, if appropriate, recommending the termination of the Company's independent registered public accounting firm. The Audit Committee has been established under a charter approved by the Board. Our Audit Committee consists of Messrs. Zender, Hill, and Salas. Mr. Salas serves as Chairman. During 2007, the Audit Committee met one time. In March 2006, Mr. Zender replaced Mr. Kendall on the Audit Committee in connection with Mr. Kendall's appointment as the Company’s President and Chief Executive Officer. Because our board of directors is comprised of only four members, the Audit Committee includes one member of executive management, H. Jay Hill, who is not considered to be independent within the meaning of Item 7(d)(3)(iv) of Schedule 14A of the Securities Exchange Act of 1934, as amended. We are not required by the OTCBB to have an audit committee comprised entirely of independent directors. We do not have an audit committee financial expert as defined by Item 401(e) of Regulation S-K of the Exchange Act at this time because we believe that we are not in a position to attract suitable candidates due to insufficient capital resources. In addition, we are not required by the OCTBB to have an audit committee financial expert.

COMPENSATION COMMITTEE. The Compensation Committee of the Board of Directors (the “Compensation Committee”) administers the benefits, incentives and compensation of the Company’s executive officers, reviews the performance of the Company's executive officers, reviews and approves executive compensation policy and objectives, concludes whether Company executives are compensated according to such standards, makes recommendations to the Board of Directors with respect to compensation, and carries out the Board's responsibilities relating to all forms of executive compensation. The Compensation Committee has been established under a charter approved by the Board. Non-qualified stock options which are granted to the members of the Compensation Committee are recommended by the Company's Chief Executive Officer and approved by the Board of Directors. Our Compensation Committee consists of Messrs. Zender, Hill, and Salas. Mr. Zender serves as Chairman. During 2007 the Compensation Committee met one time. In March 2006, Mr. Zender replaced Mr. Kendall on the Compensation Committee in connection with Mr. Kendall's appointment as the Company's President and Chief Executive Officer. Because our board of directors is comprised of only four members, the Compensation Committee includes one member of executive management, H. Jay Hill. Mr. Hill recuses himself from votes and discussions on his own compensation. We are not required by the OTCBB to have a compensation committee comprised entirely of independent directors.

OUR DIRECTORS, EXECUTIVE OFFICERS, AND SIGNIFICANT EMPLOYEES

The following table sets forth certain information with respect to each person who is a director, executive officer, or significant employee of the Company or its subsidiary as of November 30, 2008.

Name	Age	Position

J. Thomas Zender	68	Chairman of the Board

K. Mason Conner	49	Chief Executive Officer, President, Director

H. Jay Hill	68	Executive Vice President of Corporate Development, Director

Ricardo A. Salas	44	Director

Michael A. Richard	40	Chief Financial Officer and Secretary

Executive officers are appointed by the Board of Directors and, subject to the terms of their employment agreements, serve until their successors are duly elected and qualify, subject to earlier removal by the Board of Directors. Directors are elected at the annual meeting of shareholders to serve for their term and until their successors are duly elected and qualify, or until their earlier resignation, removal from office, or death. The remaining directors may fill any vacancy in the Board of Directors for an unexpired term. The term of the current directors continues until the next annual meeting of shareholders to be held in 2009. Mr. Zender has been a director since August 1997, Mr. Hill since October 1997, Mr. Conner since October 1998, and Mr. Salas since July 2005.

BUSINESS EXPERIENCE OF EXECUTIVE OFFICERS, DIRECTORS AND SIGNIFICANT EMPLOYEES

Information concerning the business experience of Messrs. Zender, Conner, Hill and Salas appear above.

Michael A. Richard joined the Company in February 2001 and is the Chief Financial Officer and Corporate Secretary. Mr. Richard is also a Director and the Secretary of our wholly-owned subsidiaries, QSI, GSI, TBS and MVI. Mr. Richard has over 15 years of diverse management and public corporate reporting experience for start-up and early stage ventures. From 1999-2000 he served as V.P. Controller for The BigHub.com, Inc., a public new media company providing unique content, private label search engine, e-commerce solutions, and direct mail. From 1995-1999, Mr. Richard served first as Controller and then as Vice President, Accounting (principal accounting officer), and finally as a Director of PortaCom Wireless, Inc., a public developer and operator of companies with contracts to provide wireless telecommunication services in China and other emerging markets.

Our Corporate Governance Practices

We have always believed in strong and effective corporate governance procedures and practices. In that spirit, we have summarized several of our corporate governance practices below.

Adopting Governance Guidelines

Our board of directors has adopted a set of corporate governance guidelines to establish a framework within which it will conduct its business and to guide management in its running of your Company. The governance guidelines can be found on our website at www.villageedocs.com and are summarized below.

Monitoring Board Effectiveness

It is important that our board of directors and its committees are performing effectively and in the best interest of the Company and its stockholders. The board of directors and each committee are responsible for annually assessing their effectiveness in fulfilling their obligations.

Conducting Formal Independent Director Sessions	At the conclusion of each regularly scheduled board meeting, the independent directors meet without our management or any non-independent directors.

Hiring Outside Advisors	The board and each of its committees may retain outside advisors and consultants of their choosing at our expense, without management’s consent.

Avoiding Conflicts of Interest

We expect our directors, executives and employees to conduct themselves with the highest degree of integrity, ethics and honesty. Our credibility and reputation depend upon the good judgment, ethical standards and personal integrity of each director, executive and employee. In order to provide assurances to the Company and its stockholders, we have implemented standards of business conduct which provide clear conflict of interest guidelines to its employees and directors, as well as an explanation of reporting and investigatory procedures.

Providing Transparency

We believe it is important that stockholders understand our governance practices. In order to help ensure transparency of our practices, we have posted information regarding our corporate governance procedures on our website at www.villageedocs.com.

Communications with the Board of Directors

Although we do not have a formal policy regarding communications with the board of directors, stockholders may communicate with the board of directors by writing to the Company at VillageEDOCS, Inc. Attention: Investor Relations, 1401 N. Tustin Ave., Ste. 230, Santa Ana, CA 92705. Stockholders who would like their submission directed to a member of the board may so specify, and the communication will be forwarded, as appropriate.

Standards of Business Conduct

The board of directors has adopted a Code of Business Conduct and Ethics for all of our employees and directors, including the Company’s principal executive and senior financial officers. You can obtain a copy of our Code of Business Conduct and Ethics via our website at www.villageedocs.com, or by making a written request to the Company at VillageEDOCS, Attention: Investor Relations, 1401 N. Tustin Ave., Ste. 230, Santa Ana, CA 92705. We will disclose any amendments to the Code of Business Conduct and Ethics, or waiver of a provision therefrom, on our website at the same address.

Ensuring Auditor Independence

We have taken a number of steps to ensure the continued independence of our independent registered public accounting firm. That firm reports directly to the Audit Committee, which also has the ability to pre-approve or reject any non-audit services proposed to be conducted by our independent registered public accounting firm.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

General

The Compensation Committee of the Board of Directors is currently composed of two independent directors, Messrs. Zender and Salas, who have no “interlocking relationships” (as defined by the SEC), and Mr. Hill, who recuses himself from votes and discussions on his own compensation.

We are engaged in highly competitive businesses and compete nationally for personnel at the executive and technical staff level. Outstanding candidates are aggressively recruited, often at premium salaries. Highly qualified employees are essential to our success. We are committed to providing competitive compensation that helps attract, retain, and motivate the highly skilled people we require. We strongly believe that a considerable portion of the compensation for the Chief Executive Officer and other top executives must be tied to the achievement of business objectives, completing acquisitions, and to business unit and overall financial performance, both current and long-term.

Executive Compensation

Our executive compensation program is administered by the Compensation Committee. The role of the Compensation Committee is to review and approve salaries and other compensation of the executive officers of the Company, to administer any long-term incentive plans, and to review and approve stock option grants to all employees including the executive officers of the Company.

General Compensation Philosophy

Our compensation philosophy is that total cash compensation should vary with our performance and any long-term incentive should be closely aligned with the interest of the stockholders. Total cash compensation for the executive officers consists of the following components:

•	Base salary
•	An executive officer bonus that is related to growth in our sales and operating earnings.

Long-term incentives are realized through the granting of stock options to executives and key employees through the 2002 Equity Incentive Plan. We have also granted warrants to certain of our executive officers. We have no other long-term incentive plans for our officers and employees.

Base Salary and Executive Officer Bonus Target

Current base salaries for the executive officers were determined by arms’ length negotiations with the Board of Directors. Messrs. Conner, Richard and Hill have employment contracts with the Company which set a base salary and, with respect to Messrs. Conner and Hill, allow for bonus targets and levels to be set at the sole discretion of this committee. During 2007, none of the executive officers reached their bonus targets, hence no bonuses were awarded to executive officers in 2007, nor will bonuses be awarded in 2008 for performance in 2007.

Chief Executive Officer Compensation

The current base salary for the Chief Executive Officer of $236,250 is set according to his employment contract, which also includes provision for annual bonuses at the sole discretion of this committee. No bonuses were awarded to the Chief Executive Officer in 2007 and none were accrued based upon 2007 performance.

Stock Options

Stock options are granted to aid in the retention of executive and key employees and to align the interests of executive and key employees with those of the stockholders. The level of stock options granted (i.e., the number of shares subject to each stock option grant) is based on the employee’s ability to impact future corporate results. An employee’s ability to impact future corporate results depends on the level and amount of job responsibility of the individual. Therefore, the level of stock options granted is proportional to the Compensation Committee’s evaluation of each employee’s job responsibility. For example, Mason Conner, as the President and Chief Executive Officer, has the highest level of responsibility and would typically be awarded the highest level of stock options. Stock options are granted at a price not less than the fair market value on the date granted.

EXECUTIVE COMPENSATION

The following table sets forth the aggregate compensation, for each of the last two years, awarded to, earned by or paid to:

(a)	our chief executive officer;

(b)

each of our two most highly compensated executive officers who were serving as executive officers at the end of the most recently completed fiscal year and whose total salary and bonus exceeds $100,000 per year; or

(c)

any additional individuals for whom disclosure would have been provided under (b) but for the fact that the individual was not serving as an executive officer of our company at the end of the most recently completed fiscal year (collectively, the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive plan Compensation ($)	Total ($)

K. Mason Conner, President and CEO	2007	232,500	—	—	110,000	—	342,500
	2006	210,000	—	—	—	—	210,000

Jerry T. Kendall, President, Chief Operating Officer	2007	208,300	—	—	132,000	—	340,300
	2006	166,700	—	—	120,000	—	286,700

H. Jay Hill, Executive Vice President – Corporate Development	2007	206,700	—	2,600	44,000	—	253,300
	2006	183,300	—	7,300	—	—	190,600

Michael A. Richard, CFO and Secretary	2007	160,000	—	—	25,000	—	185,000
	2006	125,417	—	—	—	—	125,417

Assumptions relating to the estimated fair value of stock options granted to Mr. Kendall during 2006 which we are accounting for in accordance with SFAS 123(R) are as follows: risk-free interest rate of 3.55%; expected dividend yield 0%; expected option life of 5.0 years; and volatility of 316%. Assumptions relating to the estimated fair value of stock granted to Messrs. Conner, Kendall, Hill, and Richard during 2007, which we are accounting for in accordance with SFAS 123(R) are as follows: risk-free interest rate of 3.5%; expected dividend yield 0%; expected option life of 6.0 years; and volatility between 121% - 124%. Effective December 31, 2007, Mr. Kendall ceased to be an officer and director of the Company.

NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE

We compensate our executive officers through a combination of a base salary, a cash bonus, and options to purchase shares of our common stock. In addition, in the future, we may provide other perquisites to some of our executive officers. We do not have a formal plan for determining the compensation of our executive officers. Instead, each executive officer negotiates his or her respective employment agreement with us.

All agreements with our named executive officers that provide for payments to such named executive officers at, following or in connection with the resignation, retirement or other termination of such named executive officers, or a change in control of our company or a change in the responsibilities of such named executive officers following a change in control are set forth in the following description of their respective employment agreements.

EMPLOYMENT AND OTHER AGREEMENTS

On November 13, 2008, we entered into employment agreements with K. Mason Conner, our President and Chief Executive Officer, H. Jay Hill, our Executive Vice President - Corporate Development, and Michael Richard, our Chief Financial Officer. These agreements supersede the employment agreements dated June 10, 2004, as amended. Following is a summary of the significant terms of each of the employment agreements:

K. MASON CONNER. Mr. Conner’s employment agreement provides for Mr. Conner to serve as our President and Chief Executive Officer for a term ending November 12, 2012. The employment agreement provides that, the term of the agreement shall automatically be extended for successive one year renewal terms, provided that if either Mr. Conner or the Company gives the other party at least one hundred twenty (120) days advance written notice of his or its intention to not renew the agreement for an additional term, the agreement will terminate upon the expiration of the current term.

Pursuant to the employment agreement, Mr. Conner’s present base salary of $236,250 will remain in effect through November 12, 2009. The Board will review his salary at annual intervals, and may adjust his annual base salary from time to time as the Board or its Compensation Committee deems to be appropriate, provided, however, that the salary for the twelve month period beginning November 13, 2009 and each succeeding year shall not be less than 105% of the salary for the prior year. Mr. Conner is entitled to an incentive bonus based upon the Company’s adjusted earnings before interest, taxes, amortization and depreciation. For the years 2008 and 2009, the percentage bonus will be 7% of the adjusted earnings before interest, taxes, amortization and depreciation paid in Company shares. For each year subsequent to 2009, the Board will establish the percentage and form of payment.

H. JAY HILL. Mr. Hill’s employment agreement provides for Mr. Hill to serve as our Executive Vice President – Corporate Development for a term ending November 12, 2012. The employment agreement provides that, the term of the agreement shall automatically be extended for successive one year renewal terms, provided that if either Mr. Hill or the Company gives the other party at least one hundred twenty (120) days advance written notice of his or its intention to not renew the agreement for an additional term, the agreement will terminate upon the expiration of the current term.

Pursuant to the employment agreement, Mr. Hill’s present base salary of $210,000 will remain in effect through November 12, 2009. The Board will review his salary at annual intervals, and may adjust his annual base salary from time to time as the Board or its Compensation Committee deems to be appropriate, provided, however, that the salary for the twelve month period beginning November 13, 2009 and each succeeding year shall not be less than 105% of the salary for the prior year. Mr. Hill is entitled to an incentive bonus based upon the Company's adjusted earnings before interest, taxes, amortization and depreciation. For the years 2008 and 2009, the percentage bonus will be 6% of the adjusted earnings before interest, taxes, amortization and depreciation paid in Company shares. For each year subsequent to 2009, the Board will establish the percentage and form of payment.

MICHAEL A. RICHARD. Mr. Richard’s employment agreement provides for Mr. Richard to serve as our Chief Financial Officer for a term ending November 12, 2010. The employment agreement provides that, the term of the agreement shall automatically be extended for successive one year renewal terms, provided that if either Mr. Richard or the Company gives the other party at least one hundred twenty (120) days advance written notice of his or its intention to not renew the agreement for an additional term, the agreement will terminate upon the expiration of the current term.

Pursuant to the employment agreement, Mr. Richard’s present base salary of $160,000 will remain in effect through November 12, 2009. The Board will review his salary at annual intervals, and may adjust his annual base salary from time to time as the Board or its Compensation Committee deems to be appropriate, provided, however, that the salary for the twelve month period beginning November 13, 2009 and each succeeding year shall not be less than 105% of the salary for the prior year. Mr. Richard, at the discretion of the Board, is entitled to receive an annual incentive bonus in an amount to be determined by the Board.

The agreements with Messrs. Conner, Hill, and Richard provide for continuation of certain benefits, modification of vesting and exercise terms for stock and option awards, and for certain payments, either in lump sum or in a series of from six to twelve payments, to Messrs. Conner, Hill and Richard in the event their employment is involuntarily terminated for disability, without cause, or in the event that the agreement is not renewed. The amounts of such payments range from 50% to 200% of annual salary and bonus in effect upon termination. In the event of a Change in Corporate Control, any restricted stock, stock options or other awards granted to Messrs. Conner, Hill, or Richard shall become immediately vested in full and, in the case of stock options, exercisable in full. If each of Messrs. Conner, Hill, or Richard is terminated for cause, he shall be entitled to receive his base salary through the date of termination and any non-forfeitable benefits earned and payable to him under the terms of deferred compensation or incentive plans maintained by the Company.

JERRY T. KENDALL. Effective December 31, 2007, Mr. Kendall ceased to be an officer and director of the Company. On March 1, 2006, we entered into an executive employment agreement with Jerry T. Kendall, who had served as a director of the Company from the second quarter of 2005. The employment agreement provided for Mr. Kendall to serve as our President and Chief Operating Officer for a term of two years from March 1, 2006. Pursuant to his employment agreement, Mr. Kendall received a base salary of $200,000, which increased to $210,000 on May 1, 2007 pursuant to his employment agreement. Pursuant to his employment agreement, the Company granted Mr. Kendall options for 4,000,000 shares of its common stock which were to have vested over a five year period and were exercisable during the seven year period after vesting. Mr. Kendall will also be permitted to continue to participate for the remainder of 2008, at the Company’s expense, in all benefit and insurance plans, coverage and programs in which he was participating as of the termination date. Upon termination, Mr. Kendall vested 25% of the unvested portion of the stock option granted in connection with the agreement and any stock options granted Mr. Kendall prior to the employment agreement, has a modified term of the covenant not to compete equal to the greater of twelve months or the number of months of severance pay granted, and is entitled to receive a series of monthly payments for a period of twelve months, each of which shall be equal to one-twelfth of Mr. Kendall’s annual base salary as in effect upon termination.

The foregoing descriptions of the employment agreements are qualified in their entirety by reference to the actual terms of each agreement, copies of which have been filed with the Commission.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Person Transactions.

In the future, the Audit Committee will review all relationships and transactions in which the company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. The company’s legal consultant is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether the company or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to the company or a related person are disclosed in the company’s proxy statement. In addition, the Audit Committee reviews and approves or ratifies any related person transaction that is required to be disclosed. As set forth in the Audit Committee’s key practices, in the course of its review and approval or ratification of a disclosable related party transaction, the committee considers:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to the company;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the company; and

•	any other matters the committee deems appropriate.

Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction, provided, however, that such director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction.

Description of Related Party Transactions

The Company has borrowed significantly from related parties, issued a significant number of options and warrants to related parties, and issued a significant number of shares of its common stock to related parties upon conversion of convertible promissory notes payable as described more fully in its consolidated financial statements.

TBS leases the building that houses substantially all of its operations from Perimeter Center Partners, which is controlled by James L. Campbell and Stephen A. Garner. Messrs. Campbell and Garner are the former owners of TBS and are significant employees of the Company. The lease commenced on February 1, 2004 and has a term of six years, as amended, with monthly payments of $6,200 per month. The Company has executed a Guaranty with respect to the lease.

TBS has a related party capital lease with Perimeter Center Partners for an inserting machine. The lease commenced on May 19, 2007 and ends on January 31, 2010. Monthly payments are $1,746. The Company has executed a Guaranty with respect to the lease.

In connection with the acquisition of TBS, the Company issued a $300,000 convertible promissory note to Stephen A. Garner and a $300,000 convertible promissory note to James L. Campbell (the “TBS Notes“). Messrs. Campbell and Garner are employees of TBS. Each of the TBS Notes bore interest at 5 percent per annum and was due and payable in three equal annual installments of $100,000, with the first installment paid in February 2005, the second installment paid in March 2006 and the third and final installment paid in February 2007.

GSI leases the St. Petersburg office space pursuant to a noncancelable operating lease agreement expiring in April 30, 2011 at a cost of $12,653 per month. The building in which the office space is located is owned by an entity in which a member of GoSolutions Equity LLC (a related party) owns an interest.

On May 7, 2007, and pursuant to the TBS acquisition agreement, the Company issued 1,100,000 shares of common stock to each of Messrs. Garner and Campbell. The shares were valued at $0.04 per share (the estimated fair value on the measurement date) and recorded as additional purchase price. No additional shares of common stock are due to Messrs. Garner and Campbell pursuant to the TBS acquisition agreement.

On May 7, 2007, and in connection with the acquisition of TBS, the Company issued 66,000 shares of its restricted common stock to H. Jay Hill, who is an officer and director of the Company, as a finder’s fee. The shares were valued at $0.04 per share (the estimated fair value on the measurement date).

On May 1, 2006 and in connection with the acquisition of GSI, the Company issued 42,663,879 shares of its restricted common stock to approximately 37 shareholders of GSI. The shares were valued at $0.10 per share (the estimated fair value on the date of acquisition).

On May 1, 2006 and in connection with the acquisition of TBS, the Company issued 1,100,000 shares of its restricted common stock to each of James L. Campbell and Stephen A. Garner, pursuant to the acquisition agreement. The shares were valued at $0.11 per share (the estimated fair value on the measurement date).

On June 29, 2006 and in connection with the acquisition of TBS, the Company issued 66,000 shares of its restricted common stock to H. Jay Hill, who is an officer and director of the Company, as a finder’s fee. The shares were valued at $0.11 per share (the estimated fair value on the measurement date).

In connection with the acquisition of Resolutions, the Company issued promissory notes in the amount of $120,000 and $80,000 to Alexander Riess and William Falcon, respectively. The notes bore interest at 5% per annum and were due in ten monthly installments, payment of which was subject to certain conditions including availability of sufficient positive cash flow from the operations of Resolutions following the acquisition. As of February 28, 2006, all amounts due pursuant to the promissory notes had been paid by the Company.

Board of Director Independence

The standards relied upon by the Board of Directors in affirmatively determining whether a director is “independent” are those of the Nasdaq, which include the following objective standards:

(a) a director who is an employee, or whose immediate family member (defined as a spouse, parent, child, sibling, father- and mother-in-law, son- and daughter-in-law and anyone, other than a domestic employee, sharing the director’s home) is an executive officer of the Company, would not be independent for a period of three years after termination of such relationship;

(b) a director who receives, or whose immediate family member receives, payments of more than $120,000 (or one percent of the average of our total assets at year-end for the last three completed fiscal years, whichever is greater) during any period of twelve consecutive months from the Company, except for certain permitted payments, would not be independent for a period of three years after ceasing to receive such amount;

(c) a director who is or who has an immediate family member who is, a current partner of the Company’s outside auditor or who was, or who has an immediate family member who was, a partner or employee of the Company’s outside auditor who worked on the Company’s audit at any time during any of the past three years would not be independent until a period of three years after the termination of such relationship;

(d) a director who is, or whose immediate family member is, employed as an executive officer of another company where any of the Company’s present executive officers serve on the other company’s compensation committee would not be independent for a period of three years after the end of such relationship; and

(e) a director who is, or who has an immediate family member who is, a partner in, or a controlling shareholder or an executive officer of any organization that makes payments to, or receives payments from, the Company for property or services in an amount that, in any single fiscal year, exceeds the greater of $200,000, or 5% of such other company’s consolidated gross revenues, would not be independent until a period of three years after falling below such threshold.. In addition, no director will qualify as “independent” unless the Board affirmatively determines that the director has no material relationship with the Company (either, directly or as a partner, shareholder or officer of an organization that has a relationship with the Company).

The Board of Directors, in applying the above-referenced standards, has affirmatively determined that the Company’s current “independent” directors are: J. Thomas Zender and Ricardo A. Salas.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table presents information regarding outstanding options held by our named executive officers as of the end of our fiscal year ended December 31, 2007.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	Exercisable	Unexercisable	(#)	($)		(#)	($)	(#)	($)

K. Mason Conner (1)	100,000	—	—	0.25	5/31/09	—	—	—	—
	31,138	—	—	2.50	8/4/10	—	—	—	—
	34,536	—	—	2.50	10/1/11	—	—	—	—
	—	—	1,719,658	0.19	1/30/14	—	—	—	—
	3,500,000	—	—	0.15	6/15/12	—	—	—	—
	2,000,000	—	—	0.16	12/27/12	—	—	—	—
		—	—
H. Jay Hill (1)	31,138	—	—	2.50	8/4/10	—	—	—	—
	34,536	—	—	2.50	10/1/11	—	—	—	—
	—	—	626,325	0.19	1/30/14	—	—	—	—
	1,500,000	—	—	0.18	8/15/13	—	—	—	—
	1,000,000	—	—	0.10	8/15/13	—	—	—	—
	500,000	—	—	0.15	6/15/12	—	—	—	—
	2,000,000	—	—	0.16	12/27/12	—	—	—	—

Michael A. Richard (1)	150,000	—	—	2.50	2/27/11	—	—	—	—
	—	—	387,500	0.19	1/30/14	—	—	—	—
	650,000	—	—	0.15	6/15/12	—	—	—	—
	250,000	—	—	0.16	12/27/12	—	—	—	—

(1)  Except as indicated, these options held by Messrs. Conner, Hill, and Richard are vested in full as of December 31, 2007.

STOCK OPTIONS

The Company has adopted an equity incentive plan (the “2002 Plan”) that authorizes the issuance of options to acquire up to 90,000,000 shares of common stock, as amended, to employees and certain outside consultants. The 2002 Plan allows for the issuance of either non-qualified or, subject to stockholder approval, incentive stock options pursuant to Section 422 of the Internal Revenue Code. Options vest at the discretion of the Board of Directors as determined at the grant date, but not longer than a ten-year term. Under the 2002 Plan, the exercise price of each option shall not be less than fair market value on the date the option is granted.

During 1997, the Board of Directors of the Company adopted a stock option plan (the “1997 Plan”) that authorizes the issuance of options to acquire up to 5,000,000 shares of common stock to employees and certain outside consultants. The 1997 Plan allows for the issuance of either non-qualified or incentive stock options pursuant to Section 422 of the Internal Revenue Code. Options vest at the discretion of the Board of Directors as determined at the grant date, but not longer than a ten-year term. Under the 1997 Plan, the exercise price of each option shall not be less than 85 percent of fair market value on the date the option is granted.

At December 31, 2007, we had outstanding options to purchase 37,230,669 shares of our common stock pursuant to the 2002 Plan and the 1997 Plan. The number of options under both the 2002 Plan and the 1997 Plan available for grant at December 31, 2007 was approximately 58,000,000.

OTHER INFORMATION

Section 16(a) of the Securities Exchange Act of 1934 requires officers and Directors of the Company and persons who own more than ten percent of a registered class of the Company’s equity securities to file reports of ownership and changes in their ownership with the Securities and Exchange Commission, and forward copies of such filings to the Company.  Based on the copies of filings received by the Company, during the most recent fiscal year, the directors, officers, and beneficial owners of more than ten percent of the equity securities of the Company registered pursuant to Section 12 of the Exchange Act, have filed on a timely basis, all required Forms 3, 4, and 5 and any amendments thereto.

FINANCIAL AND OTHER INFORMATION

For more detailed information regarding the Company, including financial statements, you may refer to our most recent Form 10-KSB for the period ended December 31, 2007 and other periodic filing with the Securities and Exchange Commission (“SEC”) which we file from time to time. This information may be found on the SEC’s EDGAR database at www.sec.gov.

COST OF INFORMATION STATEMENT AND DELIVERY OF DOCUMENTS TO MULTIPLE SHAREHOLDERS SHARING AN ADDRESS

We will bear the cost of preparing, printing, and mailing this Information Statement.

One Information Statement will be delivered to multiple shareholders sharing an address unless we receive contrary instructions from such shareholders. Upon receipt of such notice, we will undertake to deliver promptly a separate copy of the Information Statement to the shareholder at a shared address to which a single copy of the documents was delivered. In the event you desire to provide such notice to us with respect to this Information Statement or any future Annual Report, Proxy Statement or Information Statement, such notice may be given verbally by telephoning our offices at (714) 368-8705 or by mail to 1401 N. Tustin Ave, Ste. 230, Santa Ana, CA  92705.

CONCLUSION

As a matter of regulatory compliance, we are sending you this Information Statement which describes the purpose and effect of the actions and Amendment.  Your consent to the actions and Amendment is not required and is not being solicited in connection with this action.  This Information Statement is intended to provide our shareholders information required by the rules and regulations of the Securities Exchange Act of 1934.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.  THE ATTACHED MATERIAL IS FOR INFORMATIONAL PURPOSES ONLY.

By Order of the Board of Directors

/s/ Michael A. Richard

Date:

December 29, 2008

Michael A. Richard

Chief Financial Officer